Exhibit 2.26

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE (the “Eighth Supplemental Indenture”), dated as of February 16, 2018, between Petróleos Mexicanos (the “Issuer”), having its principal office at Avenida Marina Nacional No. 329, Colonia Petróleos Mexicanos, Mexico City, 11300, Mexico, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee previously have entered into an Indenture, dated as of January 27, 2009 (the “Original Indenture” and, as supplemented by the first supplemental indenture (the “First Supplemental Indenture”), dated as of June 2, 2009, among the Issuer, the Trustee and Deutsche Bank AG, London Branch, by the second supplemental indenture (the “Second Supplemental Indenture”), dated as of October 13, 2009, among the Issuer, Credit Suisse AG and BNP Paribas (Suisse) S.A., by the third supplemental indenture (the “Third Supplemental Indenture”), dated as of April 10, 2012, among the Issuer, the Trustee and Credit Suisse AG, by the fourth supplemental indenture (the “Fourth Supplemental Indenture”), dated as of June 24, 2014, between the Issuer and the Trustee, by the fifth supplemental indenture (the “Fifth Supplemental Indenture”), dated as of October 15, 2014, between the Issuer and the Trustee, by the sixth supplemental indenture (the “Sixth Supplemental Indenture”), dated as of December 8, 2015, among the Issuer, the Trustee, BNP Paribas (Suisse) SA, as principal Swiss paying and authenticating agent, and Credit Suisse AG, as an additional Swiss paying agent, by the seventh supplemental indenture (the “Seventh Supplemental Indenture”), dated as of June 14, 2016 among the Issuer, the Trustee, Credit Suisse AG, as principal Swiss paying and authenticating agent, and UBS AG, as an additional Swiss paying agent, and by this Eighth Supplemental Indenture and by any further supplements thereto, the “Indenture”), providing for the issuance from time to time of unsecured bonds, debentures, notes and other evidences of indebtedness (the “Securities”) of the Issuer to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to Section 9.02 of the Original Indenture, the Issuer and the Trustee may amend or supplement certain provisions of the Indenture and the Securities with the consent of Holders of not less than a majority in aggregate principal amount of the then Outstanding Securities;

WHEREAS, the Issuer desires to amend a certain provision of the Indenture;

WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement dated February 1, 2018 (as amended and supplement from time to time, the “Statement”), and a related Consent and Letter of Transmittal dated February 1, 2018 (the “Consent and Letter of Transmittal”) the Issuer solicited the consents of the Holders of the 5.500% Notes due 2019 (the “Solicited Series”) to a proposed amendment to the Indenture as it relates to the Solicited Series (the “Amendment”) and the Holders of at least a majority in aggregate principal amount of the Solicited Series (with respect to any Solicited Series, the “Required Consents”) duly consented to the Amendment pursuant to Section 9.02 of the Original Indenture at or prior to 5:00 p.m. (New York City time) on February 14, 2018 (the “Early Tender Date”);

WHEREAS, the Issuer has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a Board Resolution authorizing the execution of this Eighth Supplemental Indenture, (ii) evidence of the written consent of the Holders of not less than a majority in aggregate principal amount Outstanding of the Solicited Series and (iii) the Opinion of Counsel described in Section 9.03 of the Original Indenture;

WHEREAS, the Issuer has duly authorized the execution and delivery of this Eighth Supplemental Indenture for the foregoing purposes;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Eighth Supplemental Indenture and to make this Eighth Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Eighth Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Issuer and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01.	Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. As used in this Eighth Supplemental Indenture, “Consent Solicitation Completion Date” shall mean such time as each of the following events shall have occurred with respect to the Solicited Series in accordance with the terms and conditions of the Statement and the Consent and Letter of Transmittal: (i) the Issuer shall have completed (and not terminated) the offers to purchase the Solicited Series; and (ii) the Issuer shall have purchased all validly tendered and accepted notes of the Solicited Series. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this Eighth Supplemental Indenture.

ARTICLE TWO

AMENDMENT TO INDENTURE

Section 2.01.	With respect to the Solicited Series, upon the occurrence of a Consent Solicitation Completion Date, the first paragraph of Section 11.05 of the Indenture solely as it relates and applies to the Solicited Series shall be amended and restated in its entirety as follows:

“Notice of redemption shall be given not less than three (3) Business Days nor more than ten (10) days prior to the Redemption Date to each Holder of the Securities of any series to be redeemed in accordance with Section 1.06.”

Section 2.02.	With respect to the Solicited Series, upon the occurrence of a Consent Solicitation Completion Date and without any further action by any party hereto, any provision contained in each Global Security representing the notes of the Solicited Series that relates to the section in the Indenture that is amended pursuant to Section 2.01 hereof shall likewise be amended so that any such provision contained in such Global Security will conform to and be consistent with the Indenture, as amended by this Eighth Supplemental Indenture.

ARTICLE THREE

MISCELLANEOUS

Section 3.01.

Effect of Supplemental Indenture. This Eighth Supplemental Indenture supplements the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, and shall be a part, and subject to all the terms, thereof solely with respect to the Solicited Series. The Original Indenture, as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and this Eighth Supplemental Indenture, solely as it relates and applies to the Solicited Series shall be read, taken and construed as one and the same instrument. All provisions included in this Eighth Supplemental Indenture supersede any conflicting provisions included in the Original Indenture solely as it relates and applies to the Solicited Series, unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Eighth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Eighth Supplemental Indenture.

Section 3.02.	Governing Law. This Eighth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that all matters relating to the authorization and execution of this Eighth Supplemental Indenture and the Securities by the Issuer will be governed by the laws of Mexico.

Section 3.03.	Notices. All notices and communications hereunder shall be given in the manner set forth in Section 1.05 of the Indenture.

Section 3.04.	Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Eighth Supplemental Indenture.

Section 3.05.	Counterparts. The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.06.	Liability of Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

IN WITNESS WHEREOF, the parties have caused this Eighth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PETRÓLEOS MEXICANOS

By:	/s/ CARLOS CARAVEO SÁNCHEZ
Name:	Carlos Caraveo Sánchez
Title:	Associate Managing Director of Finance
of Petróleoes Mexicanos

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:	Deutsche Bank National Trust Company

By:	/s/ IRINA GOLOVASHCHUK
Name:	Irina Golovashchuk
Title:	Vice President

By:	/s/ JEFFREY SCHOENFELD
Name:	Jeffrey Schoenfeld
Title:	Vice President